                                  SCHEDULE 14C
                                 (RULE 14C-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Check the appropriate box:

/X/ Preliminary Information Statement    / / Confidential,
                                             for use of the Commission only
/ / Definitive Information Statement         (as permitted by Rule 14c-5(d)(2)).

                                FTD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

     /x/ No Fee required.

     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 17, 1999

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Annual Meeting of the Stockholders of FTD Corporation (the "Meeting") will be held at the offices of FTD Corporation located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515 on Wednesday, November 17, 1999 at 10:00 a.m. CST for the following purposes:

          1. To elect a board of six directors to serve until the next meeting or until their successors are duly elected and qualified;

          2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to IOS BRANDS CORPORATION; and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on October 8, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record on the Record Date are entitled to notice of and to vote at the meeting.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting.

                                         By Order of the Board of
                                                Directors,

                                          /s/ Francis Piccirillo
                                          FRANCIS PICCIRILLO
                                          Secretary

October 12, 1999

                                FTD CORPORATION
                              3113 Woodcreek Drive
                         Downers Grove, Illinois 60515

                           -------------------------

                             INFORMATION STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, NOVEMBER 17, 1999

INTRODUCTION

     This Information Statement is furnished by the Board of Directors of FTD Corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Wednesday, November 17, 1999 to elect a board of six directors and to act upon the proposed name change. The Board of Directors has no knowledge of any other business to come before the Meeting.

     The holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on October 8, 1999 (the "Record Date"), are entitled to vote on all matters brought before the Meeting. As of October 8, 1999, there were 12,380,270 shares of Class A Common Stock outstanding.

     Each stockholder is entitled to one vote for each share of Class A Common Stock held by him or her at the close of business on the Record Date. All stockholders are encouraged to attend the Meeting and vote his or her shares in person as the Company is not providing proxies herewith or soliciting any proxies.

     This Information Statement is first being mailed to stockholders on or about October 27, 1999. A copy of the Company's Annual Report for the year ended June 30, 1999 is being mailed to all stockholders with this Information Statement.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors is being increased to six directors which includes Robert Norton as a first year nominee director. The directors to be elected at the Meeting will hold office until the next meeting or until their successors have been duly elected and qualified. The election of directors requires the affirmative vote of at least a plurality of shares of Class A Common Stock present or represented at a meeting at which a quorum (a majority of the outstanding shares of Class A Common Stock entitled to vote) is present or represented. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

DIRECTORS

     The following table sets forth the name and age of each nominee for director, the year first elected a director and the positions held by them with the Company.

                                                       YEAR FIRST
                    NAME                        AGE     ELECTED                   POSITION
                    ----                        ---    ----------                 --------
Richard C. Perry............................    44        1994       Chairman of the Board of Directors
Veronica K. Ho..............................    39        1994       Director
Gary K. Silberberg..........................    39        1994       Director
Geoffrey Rehnert............................    42        1994       Director
Habib Y. Gorgi..............................    43        1997       Director
Robert L. Norton............................    52          --       President of the Company

     Set forth below is certain biographical information about each of the Company's directors.

RICHARD C. PERRY

Chairman of the Board of Directors

     Mr. Perry has been Chairman of the Board of Directors since December 1994 and is also Chairman of the Boards of Directors of Florists' Transworld Delivery, Inc. (the "Operating Company") and FTD.COM INC. Mr. Perry is the President and Managing Member of Perry Capital LLC, founded in 1998, and President of Perry Corp., both of which are private money management firms. He founded Perry Corp. in 1988. Mr. Perry has been an Adjunct Associate Professor at New York University's Stern School of Business. He is also a director of Radio & Records, Inc. and Uniplast Industries Co. and a trustee of the Allen Stevenson School and the National Advisory Board of Facing History and Ourselves. Mr. Perry received a B.S. from the Wharton School of the University of Pennsylvania in 1977 and an M.B.A. from New York University's Stern School of Business in 1980.

VERONICA K. HO

Director

     Ms. Ho has been a member of the Board of Directors since December 1994. Ms. Ho is also a member of the Boards of Directors of the Operating Company and FTD.COM INC. Ms. Ho is a Managing Director and Member of Perry Capital LLC and has been a Managing Director of Perry Corp. since 1993. Ms. Ho is also a director of Radio & Records, Inc., AT Plastics Inc. and Uniplast Industries Co., and a member of the New York Advisory Board of Facing History and Ourselves. Ms. Ho received an A.B. from Brown University in 1982 and an M.B.A. from Harvard Business School in 1986. Ms. Ho is married to Mr. Silberberg.

GARY K. SILBERBERG

Director

     Mr. Silberberg has been a member of the Board of Directors since December 1994. Mr. Silberberg is also a member of the Boards of Directors of the Operating Company and FTD.COM INC. Mr. Silberberg is a Managing Director and Member of Perry Capital LLC and has been a Managing Director of Perry Corp. since 1994. Mr. Silberberg is also a director of Uniplast Industries Co. Mr. Silberberg received an Sc.B. from Brown University in 1982 and a J.D. from Yale Law School in 1985. Mr. Silberberg is married to Ms. Ho.

GEOFFREY REHNERT

Director

     Mr. Rehnert has been a member of the Board of Directors since December 1994. Mr. Rehnert has been a General Partner and Managing Director of Bain Capital, Inc. ("Bain") since 1986. He is a director of ICON Health & Fitness, Inc., Nutra Ceutical, Inc., a manufacturer and distributor of vitamins, minerals and supplements, and Kollmorgen Corporation. Mr. Rehnert received a B.A. from Duke University in 1979 and a J.D. from Stanford Law School in 1984.

HABIB Y. GORGI

Director

     Mr. Gorgi has been a member of the Board of Directors since January 1997. Mr. Gorgi is also a member of the Boards of Directors of the Operating Company and FTD.COM INC. Mr. Gorgi currently is President of Fleet Private Equity Co. Inc., a subsidiary of Fleet Financial Group, Inc. He was Executive Vice President of Fleet Private Equity Co. Inc. from 1993 until he became President in January 1996. Mr. Gorgi is also a director of several privately-held companies. Mr. Gorgi received an A.B. from Brown University in 1978 and an M.B.A. from Columbia University in 1983.

ROBERT L. NORTON

President and Nominee Director

     Mr. Norton has been President since January 1997 and is a first year Nominee Director for the Company. Mr. Norton is currently the Chief Executive Officer, President and Director of the Operating Company. Mr. Norton joined the Operating Company in October 1996 as General Manager and became President and Chief Executive Officer in January 1997. From March 1993 until May 1996, Mr. Norton was Vice Chairman and Chief Financial Officer of JoAnn Stores, Inc., a retail chain of fabric and craft stores. Mr. Norton received a B.S. from Cleveland State University in 1973.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     In the fiscal year ending June 30, 1999, the Board of Directors held one meeting and took action by unanimous written consent of the directors seven times. There were no committees of the Board of Directors. All decisions pertaining to audit, compensation and option grants were under the direct jurisdiction of the full Board of Directors.

DIRECTORS FEES

     Each non-employee director who is not affiliated with any of the Principal Stockholders receives $1,000 for each Board of Directors meeting attended. All directors are reimbursed for the reasonable expenses incurred in connection with each meeting attended.

                         PROPOSAL 2 -- THE NAME CHANGE

     The Board of Directors believes that it would be advisable and in the Company's best interest to amend the Company's Restated Certificate of Incorporation to change the name of the Company to IOS BRANDS CORPORATION. The proposed amendment would restate Article First of the Company's Restated Certificate of Incorporation as follows:

    FIRST: The name of the corporation is IOS BRANDS CORPORATION ("Company")

     The Company believes the IOS BRANDS CORPORATION name has significant franchise potential. The Company believes it to be advantageous to differentiate its target markets to build on the multi-brand name recognition and visibility. The board of directors also believes that the name change will clearly distinguish the Company from its operating subsidiary, Florists' Transworld Delivery, Inc.

     The affirmative vote of holders of a majority of shares of Class A Common Stock entitled to vote at the meeting is required to approve the proposed amendment. For purposes of the proposed amendment, abstentions and other shares not voted will not be counted as votes cast and will have the effect of votes against the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NAME CHANGE.

                             EXECUTIVE COMPENSATION

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Board of Directors of the Company traditionally performs the functions of a compensation committee, including the review and approval of compensation and terms of employment for all officers of the Company and its subsidiaries. The members of the Board of Directors in fiscal 1999 were Richard C. Perry, Veronica K. Ho, Gary K. Silberberg, Geoffrey Rehnert and Habib Y. Gorgi.

     The Company's executive compensation is intended to attract high-caliber executives at the Company and Operating Company levels and to reward, retain and motivate management based on corporate and individual annual and long-term business performance. The primary component of compensation has been base salary, however, approximately 45 key employees of the Company and the Operating Company are covered by the Key Management Incentive Plan ("KMIP"), which provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals. The Company also awards stock options to its officers and other employees pursuant to the FTD Corporation 1994 Stock Award and Incentive Plan as amended (the "Option Plan"). Such awards are designed to provide incentives to the participating officers and key employees that are linked directly to increases in stockholder value and that will therefore inure to the benefit of all stockholders of the Company. The Board of Directors believes that the Company's executive compensation arrangements are reasonable in light of the needs of the Company, competitive compensation levels and the goals of retention and motivation of management. In determining salary and other compensation levels for the executive officers, primary consideration is given to each executive's level of responsibility and individual performance.

     At the beginning of the Company's fiscal year, the Board of Directors reviews the Company's near and long-term strategies and objectives with the President. These form the basis for adopting or modifying corporate annual EBITDA and net income plan goals recommended by the President. Based on this review, the Board of Directors establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Board of Directors considers, among other matters, marketplace pay levels and practices, as well as the Company's need to continue to attract, retain and motivate employees. Such compensation structure is discussed with the Board of Directors, which is asked to ratify base salary amounts and bonuses for officer level employees, including the Company's executive officers.

     At year-end, the Board of Directors in consultation with the President assess results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. No particular weightings are assigned by the Board of Directors to any such factors. Based on this assessment, the Board reviews and considers the President's year-end compensation proposals.

     Mr. Norton, President of the Company and President and Chief Executive Officer of the Operating Company, received a base salary of $350,000 for the fiscal year ended June 30, 1999. Mr. Norton received a bonus of $490,000 for fiscal 1999. The amount of Mr. Norton's base salary was computed based upon the letter agreements entered into between Mr. Norton and the Company dated October 17, 1996 and June 6, 1997 ("Old Norton Employment Arrangements"). In connection with Mr. Norton's employment, he was granted Non-Qualified Stock Options to purchase 25,000 shares of Class A Common Stock in fiscal 1999. In fiscal 1999, Mr. Norton was also issued 50,000 additional shares of Class A Common Stock which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time. Determination of whether or not Mr. Norton received a bonus for fiscal 1999 was based upon meeting performance criteria established by the Board of Directors. The Board of Directors believes that Mr. Norton's compensation is competitive with that of Chief Executive Officers of comparable companies and deems such compensation to be fair and appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company currently does not have a compensation committee. All matters which would otherwise be determined by the compensation committee are considered by the entire Board of Directors.

                                          The Board of Directors

                                            Richard C. Perry
                                            Veronica K. Ho
                                            Gary K. Silberberg
                                            Geoffrey Rehnert
                                            Habib Y. Gorgi

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return of the Company's Class A Common Stock with the Standard & Poor's MidCap 400 Stock Index and the cumulative total return on the index for the standard industrial classification code, Business Services. The cumulative total returns for each index were prepared by Media General Financial Services. Each case assumes an initial investment of $100 after the close of the market on August 25, 1996, as well as the reinvestment of any dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                             AMONG FTD CORPORATION,
                      S&P MID-CAP INDEX AND SIC CODE INDEX

                                      LOGO

--------------------------------------------------------------------------------
        MEASUREMENT PERIOD              FTD          SIC CODE
       (FISCAL YEAR COVERED)       CORPORATION(1)     INDEX      S&P MID-CAP
--------------------------------------------------------------------------------
               1996                  100.00          100.00       100.00
--------------------------------------------------------------------------------
               1997                  206.67           98.81       125.06
--------------------------------------------------------------------------------
               1998                  280.00           92.95       159.02
--------------------------------------------------------------------------------
               1999                  280.00           85.91       179.03
--------------------------------------------------------------------------------

                    ASSUMES $100 INVESTED ON AUGUST 25, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JUNE 30, 1999
-------------------------
(1) Because no established public trading market exists for the Company's Class A Common Stock, values were based on an assumed stock price of $3.75, $7.75, $10.50 and $10.50 per share at August 25, 1996, June 30, 1997, June 30, 1998 and June 30,1999, respectively. The foregoing prices were used by FTD for purposes of granting stock options to employees under the Option Plan. There can be no assurance that such price per share represents the actual fair market value of a share of Class A Common Stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for the Company's last three fiscal years, the compensation of those persons who were, at June 30, 1999, the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                                             ------------------------
                                                                             RESTRICTED
                                                ANNUAL COMPENSATION(1)         STOCK       SECURITIES
                                             ----------------------------    AWARDS(2)     UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS         ($)        OPTIONS(#)    COMPENSATION
       ---------------------------           ----     ------      -----      ----------    ----------    ------------
Robert L. Norton.........................    1999    $341,082    $490,000     $525,000(3)    25,000        $16,865(4)
  President -- FTD Corporation               1998     293,269          --           --           --         20,311(5)
  President and Chief Executive              1997     185,096     275,000      150,000(3)   220,000          2,147(6)
  Officer --
  Operating Company
Fred Johnson.............................    1999     235,039      60,000           --       10,000         37,746(7)
  Chief Information Officer --               1998     172,384      15,130(8)   155,000(9)   100,000         21,687(10)
  FTD.COM, INC.
Francis Piccirillo.......................    1999     189,039      60,000           --       10,000          1,972(6)
  Treasurer and Secretary -- FTD             1998     150,385      13,320(8)   155,000(11)   80,000         61,176(12)
  Corporation
  Vice President, Chief Financial Officer
  Treasurer and Secretary -- Operating
  Company
Timothy Rasmussen........................    1999     122,910      45,000           --       10,000          4,721(13)
  Vice President Sales -- Operating
  Company
Michael Soenen...........................    1999     153,846      52,500      105,000(14)   20,000          1,592(6)
  President, Chief Executive Officer and     1998     115,771       9,380           --       10,000          8,570(15)
  Director of FTD.COM, INC                   1997      77,884      50,000           --           --             --

-------------------------
 (1) Includes cash bonuses paid in the fiscal year following the referenced fiscal year with respect to services rendered in the prior fiscal year. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Key Management Incentive Plan."

 (2) Because no established public trading market exists for the underlying securities, restricted stock award values on the date of grant thereof were based on an assumed stock price of $3.75 per share for Robert L. Norton, and $7.75 per share for Fred Johnson and Francis Piccirillo, which prices were used by FTD at the date of grant for purposes of granting additional options under the Company's Option Plan. Fiscal year-end restricted stock award values were based on an assumed stock price of $10.50 per share, which price is currently used by FTD for purposes of granting additional options under the Company's Option Plan. There can be no assurance that such price per share represents the actual fair market value of a share. Holders of shares of restricted stock will be entitled to receive dividends if and when declared by the Board of Directors.

 (3) As of June 30, 1999, Mr. Norton holds 90,000 shares of restricted stock with an aggregate value of $945,000.

 (4) Represents $14,987 in compensation for miscellaneous reimbursed expenses and $1,878 in flexible dollars for use in connection with the Company's benefit plans.

 (5) Represents $17,587 in compensation for moving expenses and $2,724 in flexible dollars for use in connection with the Company's benefit plans.

 (6) Represents flexible dollars for use in connection with the Company's benefit plans.

 (7) Represents $35,808 in compensation for moving expenses and $1,938 in flexible dollars for use in connection with the Company's benefit plans.

 (8) Includes cash bonuses of $1,630 for Fred Johnson and Francis Piccirillo paid in the referenced fiscal year pursuant to the KMIP.

 (9) As of June 30, 1999, Mr. Johnson holds 20,000 shares of restricted stock with an aggregate value of $210,000.

(10) Reflects $19,831 in compensation for moving expenses and $1,856 in flexible dollars for use in connection with the Company's benefit plans.

(11) As of June 30, 1999, Mr. Piccirillo holds 20,000 shares of restricted stock with an aggregate value of $210,000.

(12) Reflects $59,397 in compensation for moving expenses and $1,779 in flexible dollars for use in connection with the Company's benefit plans.

(13) Reflects $3,938 in compensation for moving expenses and $783 in flexible dollars for use in connection with the Company's benefit plans

(14) As of June 30, 1999, Mr. Soenen holds 10,000 shares of restricted stock with an aggregate value of $105,000.

(15) Reflects $7,402 in compensation for moving expenses and $1,168 in flexible dollars for use in connection with the Company's benefit plans.

     The following table sets forth individual grants of stock options made to the Named Officers during the fiscal year ended June 30, 1999. Options are exercisable to purchase shares of Class A Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                          -----------------------------
                                            PERCENT OF                                POTENTIAL REALIZABLE VALUE
                            NUMBER OF         TOTAL                                   AT ASSUMED ANNUAL RATES OF
                            SECURITIES       OPTIONS                                 STOCK PRICE APPRECIATION FOR
                            UNDERLYING      GRANTED TO    EXERCISE OR                         OPTION TERM
                             OPTIONS       EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------------
          NAME            GRANTED (#)(1)   FISCAL YEAR      ($/SH)         DATE         5%(3)            10%(3)
          ----            --------------   ------------   -----------   ----------      -----            ------
Robert L. Norton........     25,000(2)         15.4%        $10.50       02/01/09      165,085           418,357
Fred Johnson............     10,000(2)          6.2          10.50       08/27/08       66,034           167,343
Francis Piccirillo......     10,000(2)          6.2          10.50       08/27/08       66,034           167,343
Timothy Rasmussen.......     10,000(2)          6.2          10.50       10/30/08       66,034           167,343
Michael Soenen..........     20,000(2)         12.3          10.50       08/27/08      132,068           334,686

-------------------------
(1) Options granted under the Company's Option Plan.

(2) The options granted to Mr. Norton will vest in five equal, cumulative installments beginning on February 1, 2000 and thereafter on each February 1 for the years 2001, 2002, 2003 and 2004. The options granted to Messrs. Johnson, Piccirillo and Soenen vest and become exercisable in five equal, cumulative installments beginning on August 1, 1999 and thereafter on each August 1 for the years 2000, 2001, 2002 and 2003. The options granted to Mr. Rasmussen will vest in five equal, cumulative installments beginning on October 5, 1999, and thereafter on each October 5 for the years 2000, 2001, 2002 and 2003.

(3) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Class A Common Stock.

     The following table sets forth the June 30, 1999 aggregate value of unexercised options held by each of the Named Officers.

                        FISCAL YEAR-END OPTION VALUES(1)

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                SHARES                       OPTIONS AT FISCAL YEAR-END           FISCAL YEAR-END
                              ACQUIRED ON       VALUE       ----------------------------    ----------------------------
           NAME                EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----               -----------     --------      -----------    -------------    -----------    -------------
Robert L. Norton..........        --             --           110,000         135,000        $405,000        $405,000
Fred Johnson..............        --             --            25,000          85,000          34,375         103,125
Francis Piccirillo........        --             --            20,000          70,000          27,500          82,500
Timothy Rasmussen.........        --             --                --          10,000              --              --
Michael Soenen............        --             --             5,000          25,000          13,750          13,750

-------------------------
(1) Because no established public trading market exists for the underlying securities, fiscal year-end option values were based on an assumed stock price of $10.50 per share, which was last determined by the Board of Directors to be the fair market value of such shares.

     No options were exercised during the fiscal year ended June 30, 1999 by a Named Officer.

     1994 Stock Award and Incentive Plan. The Option Plan was adopted by the Board of Directors of the Company and approved by the Company's stockholders on December 9, 1994 and amended on June 12, 1995. The maximum number of shares of Class A Common Stock and Class B Common Stock, par value $.0005 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), authorized for issuance under the Option Plan is equal to 15% of the initial equity capital of the Company. The Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Option Plan a qualified plan within meaning of Section 401(a) of the Internal Revenue Code ("Code").

     The Option Plan is designed to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

     Options may be granted to officers, other key employees of the Company (collectively, the officers and key employees are referred to as "Eligible Employees"), directors of the Company (other than members of the Compensation Committee of the Board of Directors), and consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company (each a "Participant"). As of June 30, 1999, stock options to purchase an aggregate of 581,500 shares of Class A Common Stock were outstanding (407,500 of which have not yet vested).

     The Option Plan is administered by the Board of Directors or, if appointed by the Board, the Compensation Committee (as applicable, the "Administrator"). The Company currently does not have a Compensation Committee. The Option Plan permits the Administrator to determine which Participants shall receive awards, the times when awards are to be granted and the number of shares, terms and conditions on which the awards will be granted (consistent with the terms of the Option Plan). The Administrator is entitled to determine whether and to what extent stock options, Stock Appreciation Rights ("SARs"), Limited Stock Appreciation Rights ("LSARs"), Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted thereunder.

     The Option Plan provides for grants of Incentive Stock Options ("ISOs"), meeting the requirements of Section 422 of the Code and Non-qualified Stock Options ("NSOs"), which do not qualify as ISOs. Eligible Employees may be granted ISOs, NSOs, or both, while all other Participants may only be granted NSOs, although all awards may be with or without SARs or LSARs. The option price per share under each ISO or NSO is to be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of ISOs, be less than 100% of the Fair Market Value (as defined therein) of the stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company and an ISO is granted to such employee, the option price of such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such ISO is granted. The Company is authorized to make loans available to Participants in connection with the exercise of outstanding options granted under the Option Plan as the Administrator, in its sole discretion, may determine appropriate.

     Unless otherwise determined by the Administrator, the options shall not be transferable and shall only be exercisable during the optionee's lifetime by the optionee. In the event that an employee is terminated for any reason, the stock option may thereafter be exercised to the extent provided in the applicable subscription or award agreement.

     SARs and LSARs may be granted either alone ("Free Standing") or in conjunction with all or part of any option granted under the Option Plan ("Related Rights"). LSARs may only be exercised within the 30-day period following a Change of Control (as defined by the Administrator in the agreement evidencing such LSAR), and, with respect to LSARs that are Related Rights, only to the extent that the stock options to which they relate shall be exercisable in accordance with the provisions of the Option Plan.

     SARs that are Related Rights are exercisable only at such time or times and to the extent that the stock options to which they relate shall be exercisable. Upon the exercise of a SAR that is a Related Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or in some combination of cash and shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the option price per share specified in the related stock option multiplied by the number of shares of Common Stock in respect of which such Related Right SAR is being exercised. The Administrator has the right to determine the form of payment.

     SARs that are Free Standing are exercisable at such time or times and subject to such terms and conditions as are determined by the Administrator at or after the grant thereof. Upon the exercise of a SAR that is Free Standing, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or any combination of cash or shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the price per share specified in the grant thereof (which price shall be no less than 100% of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares of Common Stock in respect to which the right is being exercised. The Administrator has the right to determine the form of payment.

     Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Option Plan. Such awards are generally subject to restrictions on transfer and termination determined in the discretion of the Administrator. Such restrictions may be accelerated or waived in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service, death or disability or the occurrence of a Change of Control (as defined in the agreement evidencing such award).

     Upon the award of any restricted stock or performance shares, the participant will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock specifically set forth in the award agreement for the participant's restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a stockholder, other than the right to receive dividends, during the specified deferral period.

     The Administrator may amend, alter or discontinue the Option Plan, provided that any amendment which would (i) increase the total number of shares of stock reserved for the purpose of the Option Plan, (ii) change the class of employees, directors, consultants and advisors eligible to participate in the Option Plan or (iii) extend the maximum option period must be approved by the stockholders to the extent such amendment would affect the qualified status of the Option Plan under Rule 16b-3 of the Securities Exchange Act of 1934 ("Act").

     Pension Plan. Prior to January 1, 1997, the Company provided a qualified defined benefit pension plan (the "Pension Plan") which covered all employees who received a regular salary and who did not work a varied schedule for purposes of meeting the peak demand requirements of the Company's business (provisional employees). Effective January 1, 1997, amendments to the Pension Plan were adopted, including the elimination of the accrual of future benefits under the Pension Plan.

     The following table shows the estimated annual pension benefits payable to a covered participant upon normal retirement at age 65 under the Pension Plan, based on the remuneration that is covered under the Pension Plan and years of service with the Company and its subsidiaries:

                                                                 YEARS OF SERVICE
                                          --------------------------------------------------------------
                                             5         10         15         20         25         30
             REMUNERATION                    -         --         --         --         --         --
             ------------                 --------------------------------------------------------------
 $ 50,000.............................    $ 4,150    $ 8,300    $12,450    $16,600    $20,750    $24,900
   60,000.............................      5,025     10,050     15,075     20,100     25,125     30,150
   70,000.............................      5,900     11,800     17,700     23,600     29,500     35,400
   80,000.............................      6,775     13,550     20,325     27,100     33,875     40,650
   90,000.............................      7,650     15,300     22,950     30,600     38,250     45,900
  100,000.............................      8,625     17,050     25,575     34,100     42,625     51,150
  110,000.............................      9,400     18,800     28,200     37,600     47,000     56,400
  120,000.............................     10,275     20,550     30,825     41,100     51,375     61,650
  130,000.............................     11,150     22,300     33,450     44,600     55,750     66,900
  140,000.............................     12,025     24,050     36,075     48,100     60,125     72,150
  150,000 to 270,000..................     12,900     25,600     38,700     51,600     64,500     77,400

     Pension Plan benefits, as shown above, are calculated based upon total years of services to a maximum of 30 years and the average of the five highest consecutive calendar years' salary, bonus and certain elements of other compensation and assume that participants have contributed all years to the Tax Deferred Account-Mandatory under the Company's 401(k) Retirement Savings Plan (as amended, the "401(k) Plan"). The annual pension benefits shown are computed as a straight life annuity with ten years certain period beginning at age 65, and assume that participants will transfer the balance of the Tax Deferred Account-Mandatory from the 401(k) Plan to the Pension Plan. The amounts paid under the Pension Plan are not offset by any social security payments. There are no Named Officers eligible to receive benefits under the Pension Plan.

     401(k) Plan. The Company has amended, effective January 1, 1997, its 401(k) Plan for all of its eligible employees to replace certain benefits eliminated under the Pension Plan. Generally, any employee who has completed 12 months of service and is over 21 years of age is eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. Participants in the 401(k) Plan are always fully vested in their own contributions. The 401(k) Plan provides that the Company shall make matching contributions to the 401(k) Plan. Each participant becomes fully vested in the Company's contributions allocated to his or her account upon completion of five years of service. The Company's contributions are tax-deductible to the Company. Company contributions to the 401(k) Plan for fiscal 1999 were $214,519 and contributions of $16,126 were made by the Company to the accounts of the Named Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of the Company's Common Stock as of October 1, 1999, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock; (ii) each director and each of the Named Officers owning equity securities of the Company; and (iii) all executive officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and dispositive power as to the shares beneficially owned unless otherwise noted.

                                                                  CLASS A                   CLASS B
                                                                COMMON STOCK             COMMON STOCK
                                                                  (VOTING)                (NONVOTING)
                                                           ----------------------    ---------------------
                                                             NUMBER      PERCENT      NUMBER      PERCENT
                                                           OF SHARES     OF CLASS    OF SHARES    OF CLASS
                                                           ---------     --------    ---------    --------
Perry Partners(1)......................................     7,458,862    58.96%        50,000       1.70%
  599 Lexington Avenue
  New York, NY 10022
Bain Funds(2)..........................................     2,679,616     21.18            --         --
  Two Copley Place
  Boston, MA 02116
Richard C. Perry(3)....................................     7,458,862     58.96        50,000       1.70
Habib Y. Gorgi(4)......................................       563,332      4.45       698,750      23.70
Geoffrey Rehnert(5)....................................     2,679,616     21.18            --         --
Robert L. Norton(6)....................................       315,000      2.49            --         --
Fred Johnson(7)........................................        78,450         *            --         --
Francis Piccirillo(8)..................................        68,450         *            --         --
Timothy Rasmussen(9)...................................         2,000         *            --         --
Michael Soenen(10).....................................        25,666         *            --         --
All executive officers and directors of FTD as a group
  (8 people)(11).......................................    11,191,376    88.47%       748,750      25.40%

-------------------------
  *  Represents less than 1%

 (1) Perry Acquisition Partners, L.P. ("Perry Partners").

 (2) A group of five investment funds (the "Bain Funds") controlled by Bain.

 (3) The address of Mr. Perry is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. All of the shares shown are held by Perry Partners. Mr. Perry has a controlling interest in Perry Investors, LLC, the general partner of Perry Partners. Accordingly, Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners. Mr. Perry disclaims beneficial ownership of such shares.

 (4) The address of Mr. Gorgi is c/o Fleet Equity Partners, 50 Kennedy Place, Providence, Rhode Island 02903. Includes shares owned by FGR, Fleet Equity Partners VII, L.P. ("FEP"), and Chisholm Partners II, L.P. ("CPII") (the "Fleet Funds"). Two of the Fleet Funds are controlled by FFG, and one of the Fleet Funds is controlled by an affiliate of a FFG subsidiary. Mr. Gorgi is the President of FGR, Silverado V Corp. ("SVC") and Silverado II Corp. ("SIIC"). FGR and SVC are general partners of FEP, and SIIC is the general partner of Silverado II L.P. ("SIILP"), which is the general partner of CPII. Mr. Gorgi is also a limited partner of FEP and SIILP. As President of FGR, SVC and SIIC, Mr. Gorgi may be deemed to share voting and dispositive power with Robert M. Van Degna, Chairman & CEO of those entities. Mr. Gorgi disclaims beneficial ownership of all shares which are directly owned by FGR and those shares which are directly owned by FEP and CPII, except for his pecuniary interest therein.

 (5) The address of Mr. Rehnert is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116. All of the shares shown are owned by the Bain Funds. Mr. Rehnert is a Managing Director of Bain, which is a general partner of the Bain Funds. Accordingly, Mr. Rehnert may be deemed to share voting and dispositive power as to the shares held by the Bain Funds. Mr. Rehnert disclaims beneficial ownership of such shares. In addition, the other Managing Directors of Bain, Joshua Bekenstein, Edward Conrad, David Dominik, Paul Edgerley, Robert Gay, Adam Kirsch, Mark Nunnelly, Mitt

     Romney, Stephan Pagliuca, Mark B. Wolpow and Robert White, may also be deemed to share voting and dispositive power as to, and also disclaim beneficial ownership of, such shares.

 (6) The address of Mr. Norton is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 165,000 shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999, 40,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999 and 50,000 restricted shares which will vest in three equal annual installments commencing September 30, 2001. The shares owned by Mr. Norton are subject to certain restrictions on transfer.

 (7) The address of Mr. Johnson is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 52,000 shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999 and 20,000 restricted shares which will vest in three equal annual installments commencing July 1, 2000. The shares owned by Mr. Johnson are subject to certain restrictions on transfer.

 (8) The address of Mr. Piccirillo is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 42,000 shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999 and 20,000 restricted shares which will vest in three equal annual installments commencing July 1, 2000. The shares owned by Mr. Piccirillo are subject to certain restrictions on transfer.

 (9) The address of Mr. Rasmussen is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Represents shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999.

(10) The address of Mr. Soenen is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 9,000 shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999 and 10,000 restricted shares which will vest in three equal annual installments commencing September 30, 2001. The shares owned by Mr. Soenen are subject to certain restrictions on transfer.

(11) Includes 140,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999 with respect to 40,000 shares, July 1, 2000 with respect to 40,000 shares and September 30, 2001 with respect to 60,000 shares, and includes 270,000 shares issuable upon exercise of outstanding options which are exercisable within 60 days of October 1, 1999.

     Except as described above, no directors or executive officers of the Company beneficially own any shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Management Consulting Services Agreement. Parties related to each of Perry Partners, the Bain Funds and the Fleet Funds (the "Principal Stockholders") have entered into an agreement for management consulting services (the "Management Consulting Services Agreement") with the Company pursuant to which they will make available to the Operating Company's management, financial and other corporate advisory services. Subject to certain limitations contained in the Company's $100 million Credit Agreement dated as of November 20, 1997 with First Chicago Capital Markets, Inc. , as amended (the "Bank Credit Facilities"), for each fiscal year of the Operating Company, the Operating Company will pay dividends to the Company sufficient to allow the Company to pay such affiliates the annual fee of $2,000,000 and reimbursement of reasonable out-of-pocket expenses. Subject to certain conditions, such fee will be shared by the parties thereto in proportion to their relative ownership interests in the Company. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders will receive $2.0 million for the year ended June 30, 1999.

     Certain directors of the Company will receive indirectly a portion of the management fee as a result of their ownership interest in or other relationship with the entities providing services to the Operating Company. Mr. Rehnert, a director of the Company designated by the Bain Funds, is a Managing Director of Bain Capital, Inc. Mr. Gorgi, a director of the Company designated by the Bain Funds, is the President of certain entities which own shares, directly or indirectly through general partnership interests. Mr. Perry, Ms. Ho and Mr. Silberberg, directors of the Company designated by Perry Partners, have an interest in Perry Investors, LLC. Assuming the relative ownership interest among the Principal Stockholders remains unchanged, Bain Capital, Inc., Fleet Growth Resources, Inc. and Perry Investors, LLC will be entitled to 23.33%, 11.67% and 65%, respectively, of the fees to be paid by the Company under the Management Consulting Services Agreement. The portion of such fee each of such directors will receive, if any, is discretionary.

     Stockholders' Agreement. Pursuant to the Stockholders' Agreement, dated December 19, 1994, among the Company and the Principal Stockholders (as amended, the "Stockholders' Agreement"), each of the Principal Stockholders has agreed, among other things, (i) to vote its shares of common stock in order to elect and maintain a board of directors of the Company and each of its subsidiaries (including the Operating Company), which consists of a designated number of nominees of Perry Partners and the Bain Funds and, in the case of the Operating Company, FTD Association, an Ohio non-profit corporation, nominees as well, (ii) that certain actions taken by the Company, including (A) amending the certificate of incorporation or by-laws of the Company, (B) entering into acquisitions of assets or stock exceeding $4.0 million or (C) effectuating any merger, consolidation or sale of the Operating Company, require the approval of two of the directors nominated by Perry Partners and two of the directors nominated by the Bain Funds and (iii) to certain restrictions on transferring its shares of Class A Common Stock, including grants to the other Principal Stockholders of certain rights with respect to the sale of its Class A Common Stock.

     Norton Employment Arrangements. The Company and the Operating Company have entered into a letter agreement, dated August 18, 1998 (the "Norton Employment Agreement"), with Mr. Norton to serve as President of the Company and President and Chief Executive Officer of the Operating Company. The term of the Norton Employment Agreement expires on September 30, 2003. Mr. Norton's base salary under the Norton Employment Agreement is currently $350,000 per year, subject to merit increases in base salary as the Board of Directors may determine, in its discretion, plus an annual performance bonus as set by the Board of Directors based upon performance criteria set by the Board. Mr. Norton's annual bonus is paid at the end of the first quarter of the fiscal year based upon performance criteria met as of the end of the immediately preceding fiscal year. The Norton Employment Agreement also provides for participation by Mr. Norton in all benefit programs, including life, health and disability, available to senior executives of the Operating Company.

     Pursuant to the Norton Employment Agreement, Mr. Norton was granted Non-Qualified Stock Options to purchase 25,000 shares of Class A Common Stock at an exercise price of $10.50 per share which vest in five equal cumulative installments beginning on February 1, 2000. Mr. Norton was also issued 50,000 shares of Class A Common Stock, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time.

     The Norton Employment Agreement provides that Mr. Norton shall be paid an amount equal to twenty-four months salary if his employment is terminated (other than for cause) by the Company, provided that no severance payments will be made beyond September 30, 2003 and such severance obligations are subject to Mr. Norton's best efforts to mitigate. In addition, pursuant to the Norton Employment Agreement Mr. Norton has entered into a separate agreement with the Operating Company which provides for (i) nondisclosure of confidential information, (ii) noncompetition and (iii) nonsolicitation of customers, suppliers and employees. Such agreement is effective until three years after Mr. Norton's employment with the Company is terminated.

     The Operating Company has loaned $200,000 to Mr. Norton pursuant to a five-year, interest bearing recourse note dated October 12, 1998 (the "Norton Note"), with accrued interest and principal due and payable at Maturity. The Norton Note bears simple interest at 7% per annum beginning December 1, 1998. All indebtedness evidenced by the Norton Note will be secured by shares of Common Stock owned by Mr. Norton. The proceeds of the loan will be used by Mr. Norton to purchase a primary residence and to assist Mr. Norton with other relocation expenses. At June 30, 1999, $208,167 in principal and interest was outstanding under the Norton Note.

     Severance Arrangements. Pursuant to the Company's severance policy, the executive officers of the Company (other than Mr. Norton) will be paid an amount equal to twelve months salary if such executive officer's employment is terminated (other than for cause) by the Operating Company (subject to the executive officer's obligation to mitigate).

     Key Management Incentive Plan. Mr. Johnson, Mr. Piccirillo, Mr. Rasmussen and Mr. Soenen are participants in the Company's Key Management Incentive Plan which covers approximately 45 key employees of the Company and provides bonuses in the event that (i) the Company achieves one or more targets based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officer and directors and holders of 10% or more of the outstanding Class A Common Stock (collectively, "Reporting Persons") to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Class A Common Stock with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended June 30, 1999 and written representations from certain Reporting Persons that no other reports were required, the Company believes that all the Reporting Persons complied with all applicable filing requirements for the fiscal year ended June 30, 1999, except that Richard C. Perry, the Company's Chairman of the Board, reported on Form 4 a transaction that should have been reported on an earlier Form 4.

APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG LLP to audit the books and financial records of the Company for the year ending June 30, 2000. Representatives of KPMG LLP are expected to be present at the Meeting, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement if they desire to do so.

ANNUAL REPORT/FORM 10-K

     The Company's 1999 Annual Report to its stockholders is a reproduction of its Form 10-K filed with the SEC, excluding the filed exhibits listed on the Index to Exhibits, and is being mailed to all stockholders concurrently with this Information Statement. Copies of the Company's Form 10-K (without exhibits) as filed with the SEC may be obtained by writing to, FTD Corporation, 3113 Woodcreek Drive, Dowers Grove, Illinois 60515 Attention: Secretary.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     To be considered for presentation at the annual meeting of the Company's stockholders to be held in 2000, a stockholder proposal must be received by Francis Piccirillo, Secretary, FTD Corporation, 3113 Woodcreek Drive, Downers Grove, Illinois 60515 no later than August 29, 2000.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Robert L. Norton
                                          ROBERT L. NORTON
                                          President

Downers Grove, Illinois
October 12, 1999